Schedule I

PLACEMENT AGENCY AGREEMENT

Wells Fargo Master Trust

Master Trust Portfolios

C&B Large Cap Value Portfolio

Disciplined Value Portfolio

Diversified Fixed Income Portfolio

Diversified Large Cap Growth Portfolio

Diversified Stock Portfolio

Emerging Growth Portfolio

Equity Value Portfolio

Index Portfolio

Inflation-Protected Bond Portfolio

International Equity Portfolio

International Index Portfolio

International Growth Portfolio

International Value Portfolio

Managed Fixed Income Portfolio

Short-Term Investment Portfolio

Small Company Growth Portfolio

Small Company Value Portfolio

Stable Income Portfolio

Small Cap Value Portfolio

Total Return Bond Portfolio

Most recent annual approval by the Board of Trustees: March 25, 2011

Schedule I amended May 18, 2011

On May 18, 2011, the Board of Trustees of the Wells Fargo Master Trust approved the name change of the Disciplined Value Portfolio to the Large Company Value Portfolio.  The name change will become effective in the third quarter 2011.